Exhibit 10.2

THE FIRST, N.A.
SPLIT DOLLAR INSURANCE PLAN

EFFECTIVE January 1, 2016

Pursuant to due authorization by its Board of Directors, the undersigned, THE FIRST, N.A. (the “Bank”), adopted the following SPLIT DOLLAR INSURANCE PLAN (the “Plan”) on the 1st day of January, 2016.

The purpose of this Plan is to attract, retain and reward Employees by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating Employees with the designated beneficiary of each insured participating Employee. The Bank will pay the life insurance premiums due under this Plan from its general assets.

Article 1
Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

Bank’s Interest means the benefit set forth in Section 3.1.

Beneficiary means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

Board means the Board of Directors of the Bank as from time to time constituted.

Change in Control shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this definition or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater-

(a)     Change in ownership: a change in ownership of the Holding Company occurs on the date any one person or group accumulates ownership of Holding Company’s stock constituting more than 50% of the total fair market value or total voting power of Holding Company’s stock, or

(b)     Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Holding Company possessing 30% or more of the total voting power of the Holding Company, or (ii) a majority of the Holding Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Holding Company’s board of directors, or

(c)     Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Holding Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Holding Company’s assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Holding Company's assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Holding Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Despite anything in this Agreement to the contrary, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Agreement if the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act (or a successor provision). If a holding company reorganization occurs, references in this definition to the Bank shall mean the holding company instead.

Code means the Internal Revenue Code of 1986, as amended.

Effective Date means the date the Plan is adopted by the Board.

Election Form means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

Employee means an active employee of the Bank.

Endorsement and Beneficiary Designation Form(s) means the form or forms established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to record the endorsement of the Participant’s Interest designate one or more Beneficiaries.

Insured means an individual Participant whose life is insured.

Insurer means an insurance company or companies issuing a Policy or Policies on the life of an Insured.

Normal Retirement Age means age 65.
Participant means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and an Endorsement and Beneficiary Designation Form, (iv) whose signed Election Form and Endorsement and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation has not terminated.

Participant’s Interest means the benefit set forth in Section 3.2.

Plan Administrator means the plan administrator described in Article 11.

Policy or Policies means the individual life insurance policy or policies adopted by the Plan Administrator for purposes of insuring a Participant’s life under this Plan.

Separation from Service means the termination of a Participant’s employment with the Bank for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Bank and the Participant intended for the Participant to provide significant services for the Bank following such termination. The Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive's Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

Article 2
Participation

2.1    Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan. The initial Employees selected as Participants are identified in Appendix A to the Plan.

2.2    Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election Form, and (ii) an Endorsement and Beneficiary Designation Form(s). In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3    Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, and provided that the Policy or Policies on a such Employee have been issued by the Insurer(s), that Employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan. A Participant’s participation is limited to only issued Policies where the Participant is the Insured.

2.4    Termination of Participation. A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate (i) upon the Participant’s termination of employment prior to Normal Retirement Age, other than by reason of death or Change in Control (ii) as otherwise provided in Articles 6 or 11. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 3
Policy Ownership/Interests

3.1    Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 5, the Bank may terminate a Policy without the consent of the Insured. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Participant’s Interest is determined according to Section 3.2.

3.2    Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 3.2.1. The Participant shall also have the right to elect and change settlement options with respect to the Participant’s Interest by providing written notice to the Bank and the Insurer.

3.2.1    Death Prior to Separation from Service. If the Participant dies while employed by the Bank, the Participant’s Beneficiary shall be entitled to an amount as described in the Beneficiaries section of the Participant’s Split Dollar Policy Endorsement and Beneficiary Designation Form; provided, however, that the Plan Administrator may specify a different benefit for any individual Participant at the time the Participant is designated as such.

3.2.2    Death After Separation from Service. Upon the death of a Participant whose employment with the Bank ended after reaching Normal Retirement Age or due to Change in Control, the Participant’s Beneficiary shall be entitled to an amount as described in the Beneficiaries section of the Participant’s Split Dollar Policy Endorsement and Beneficiary Designation Form.

Article 4
Premiums And Imputed Income

4.1    Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2    Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to any Participant based on the minimum amount required to be imputed under applicable IRS regulations or any subsequent applicable authority.

4.3    Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

Article 5
General Limitations

5.1    Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two years after the date of this Plan, or if the insurance company denies coverage (i) for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6
Beneficiaries

6.1    Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

6.2    Beneficiary Designation; Change. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

6.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4    No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

6.5    Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as

the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 7
Assignment

Any Participant may assign without consideration all of such Participant’s Interest in this Plan to any person, entity or trust. In the event a Participant shall transfer all of such Participant’s Interest, then all of that Participant’s Interest in this Plan shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in this Plan.

Article 8
Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 9
Claims And Review Procedure

9.1    Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1    Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2    Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3    Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan

Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;

(b)    A reference to the specific provisions of the Plan on which the denial is based;

(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4    Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5    Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;

(b)    A reference to the specific provisions of the Plan on which the denial is based;

(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments

The Bank may amend the Plan at any time, or may amend a Participant’s rights under the Plan at any time prior to a Participant’s death, by providing written notice of such to the Participant.

Article 11
Administration

11.1    Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

11.2    Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

11.3    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5    Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the its Participants, the date and circumstances of the retirement or Separation from Service of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

Article 12
Miscellaneous

12.1    Binding Effect. This Plan shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2    No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at any time.

12.3    Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Maine, except to the extent preempted by federal law.

12.4    Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

12.5    Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the Bank’s main office. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.6    Entire Agreement. This Plan, along with a Participant’s Election Form, Beneficiary Designation Form and any agreement in writing between the Bank and any Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank, acting through its authorized officer has adopted this Plan.

ATTEST:                    THE FIRST, N.A.

January 1, 2016                By:/s/ Susan A Norton

Date                        Its: Executive Vice President

Appendix A

The following employees of the Bank are designated as the initial Participant’s in the Plan:

Tony McKim
Richard Elder
Susan Norton
Steven Parady
Tammy Plummer
Sarah Tolman
Charles Wootton

ATTEST:                    THE FIRST, N.A.

January 1, 2016                By:/s/ Susan A Norton
Date                        Its: Executive Vice President

Participant Election Form

I, _____________________________, an Employee designated as set forth in Article 2 of The First, N.A. Split Dollar Insurance Plan (the “Plan”), hereby elect to become a Participant of this Plan according to Article 2 of the Plan.

Additionally, I acknowledge that I have read the Plan document and understand that commencement of participation is contingent on issuance of an insurance policy or policies applied for by the Bank on my life which names the Bank as beneficiary. I further agree to be bound by the terms of the Plan.
Executed this ______ day of ______________________, 2015

Participant

Acknowledged by the Plan Administrator this ________ day of ___________________, 2015

By:
Title:

SPLIT DOLLAR POLICY ENDORSEMENT
AND
BENEFICIARY DESIGNATION FORM

Insured: Executive A

Great West Life         Policy # 123456789
Midland National        Policy # 123456789
Northwestern Mutual        Policy # 123456789
Ohio National             Policy # 123456788

Supplementing and amending the application of The First, N.A. to Great West Life, Midland National, Northwestern Mutual and Ohio National (“Insurer”) with respect to the policy(ies) identified above, the applicant requests and directs that:
BENEFICIARIES
1.    Subject to Section 2 below and The First, N.A. Split Dollar Insurance Plan (the “Plan”), the terms and conditions of which are incorporated by reference herein:
(a) While actively employed at the Bank, the beneficiary designated by the Insured, or his/her transferee, shall be the beneficiary of an amount equal to $150,000 on the date of the Insured’s death.
(b) If the Participant’s employment with the Bank terminates on or after the Participant attains Normal Retirement Age or due to Change in Control, the beneficiary designated by the Insured, or his/her transferee, shall be the beneficiary of an amount equal to $150,000.
2.    Notwithstanding Section 1 above, the benefit shall never exceed the Net at Risk. The Net at Risk insurance portion is the total proceeds less the cash value of the Policy(ies).
3.    The beneficiary of any remaining death proceeds shall be The First, N.A. or any successor thereto.
OWNERSHIP
4.    The Owner of the policy(ies) shall be The First, N.A. The Owner shall have all ownership rights in the policy(ies) except as may be specifically granted to the Insured or his/her transferee in paragraph (1) of this endorsement.
5.     The Insured or his/her transferee shall have the right to assign all rights and interests in the policy(ies) with respect to that portion of the death proceeds designated in paragraph (1) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY
Upon the death of the Insured, the interest of any collateral assignee of the Owner of the policy(ies) designated in paragraph (4) above shall be limited to the portion of the proceeds described in paragraph (3) above.
OWNERS AUTHORITY
The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the policy(ies). The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release to the Insurer. Any transferee’s rights shall be subject to this Endorsement.

Signed this _____ day of _________________, 2015.

THE FIRST, N.A. By: Its:

Acceptance and Beneficiary Designation
The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, make the following beneficiary designation(s) to receive the portion of the proceeds described in paragraph (1) above:

A.	Primary Beneficiary/ies
Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

B.	Contingent Beneficiary/ies (Will receive indicated portions of the proceeds if no Primary Beneficiary/ies survive the Participant)
Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

Signed this ______ day of ________________, 2015. Insured

Accepted by the Plan Administrator or its designated agent this ______ day of ________________, 2015.

Signature

______________________________________
Print Name

______________________________________
Title